AMENDMENT

to

CUSTODY Agreement

Between

CAPITOL SERIES Trust

And

THE HUNTINGTON NATIONAL BANK

This amendment (the “Amendment”) revises Appendix D – Fee Schedule to the Custody Agreement, dated October 1, 2015, as amended December 20, 2017, between Capitol Series Trust (The “Trust”), a business trust formed under the laws of the State of Ohio, and The Huntington National Bank (“HNB”), a national bank organized under the laws of the United States, and hereby revises Appendix D – Fee Schedule to the Custody Agreement on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, and the Fuller & Thaler Behavioral Micro-Cap Equity Fund (the “Fuller & Thaler Funds”).

The Parties agree to replace Appendix D – Fee Schedule to the Custody Agreement in its entirety with the Fee Schedule included herein. No other provisions of the Custody Agreement shall be modified, except as stated herein.

Except as set forth is this Amendment, the Custody Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Custody Agreement, the terms of this Amendment will prevail.

The Parties have duly executed this Amendment as of December 18, 2018.

	Capitol Series Trust		The Huntington National Bank

By:	/s/ Matthew J. Miller	By:	Kevin Speert
Name:	Matthew J. Miller	Name:	Kevin Speert
Title:	President	Title:	Vice President

APPENDIX D